EXHIBIT 99.1

NEWS RELEASE
For Release: Tuesday, October 25, 2005, 3:05 pm Central Time	Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES RECORD THIRD QUARTER RESULTS

Net sales increase 44% from Q3 of 2004 to record $8.6 million.
Vascular Solutions achieves second consecutive profitable quarter.

        MINNEAPOLIS, Minnesota — Vascular Solutions, Inc. (Nasdaq:VASC) today announced its seventh consecutive quarterly net sales record and its second consecutive quarter of profitability in its results for the third quarter ended September 30, 2005.

        Net sales during the third quarter were $8,574,000, an increase of 44% from net sales of $5,974,000 in the third quarter of 2004. The primary contributors to the increase in sales were continued growth in sales of the D-Stat Dry hemostatic bandage, increasing sales of the Pronto extraction catheter and increasing sales of the Vari-Lase endovenous laser product line. In total, over 80% of net sales in the third quarter came from sales of five new products that Vascular Solutions has launched in the U.S. in the last two years.

        The resulting net income for the third quarter was $60,000 or $0.00 per share, improving from a net loss of $437,000 or $0.03 per share in the third quarter of 2004. During the third quarter the company incurred $432,000 in expenses related to the development and qualification of a new supply of thrombin, a primary component of its hemostatic products. The substantial majority of the thrombin qualification work and expenses are expected to be completed by the end of the first half of 2006. As adjusted (excluding the thrombin expenses and assuming a tax rate of 40%), net income was $295,000 or $0.02 per fully diluted share.

        “The third quarter represented another sequential step in the growth of our business by advancing new clinically-based interventional medical devices developed, manufactured and sold by Vascular Solutions,” commented Howard Root, Chief Executive Officer of Vascular Solutions. “More than compensating for the normal summer slow-down in several markets and the disruption of the hurricanes in the gulf coast states, our direct sales force increased sales sequentially by over $400,000, or 6%, to achieve another new sales record. Looking forward, we expect to continue to set new quarterly sales records and increase our profitability on an adjusted basis each quarter for the foreseeable future.”

        Net sales of the D-Stat Dry product line were $3,661,000 during the third quarter, an increase of 8% sequentially from the second quarter. A total of 521 accounts in the U.S. purchased the D-Stat Dry in the third quarter, with a stable re-order rate of 79%. “In the third quarter we continued to establish the clinical superiority of the D-Stat Dry and began our launch of the ThrombiGel product line extension,” commented Mr. Root. “We believe that sales of the D-Stat Dry family will continue to increase sequentially as we maintain and grow our market share.”

        Net sales of the Pronto extraction catheter totaled $1,686,000 in the third quarter, an increase of 94% over the third quarter of 2004 and 3% sequentially from the second quarter. “Overcoming the normal summer slowdown in procedures in Europe, we benefited from a strong continuing launch of the Pronto in Japan,” commented Mr. Root. “We remain on track to launch the next version Pronto V3 in the U.S. and European markets in November, which we expect will substantially increase our Pronto sales into 2006. We also are very encouraged by the presentation of the final DEAR-MI clinical data at the recent TCT meeting. All of these developments result in the expectation that the Pronto will be our fastest growing product line in 2006.”

        Net sales of the Vari-Lase endovenous laser product line totaled $1,237,000 in the third quarter, an increase of 62% over the third quarter of 2004 and 4% sequentially from the second quarter. “We continue to benefit from our sales force’s increasing experience selling capital equipment and providing clinical support on the endovenous laser procedure,” commented Mr. Root. “Overcoming the decrease in varicose vein procedures that happens in the summer months, our direct sales force has used its size and clinical skills to result in growth that we expect will continue throughout 2006.”

        Net sales of the Duett sealing device product line totaled $909,000 in the third quarter of 2005. “We continue to support and ‘harvest’ our Duett product line, and our direct sales force has maintained the majority of our long-time Duett customers while this business has continued to decline as forecasted,” commented Mr. Root.

        Net sales of the D-Stat Flowable hemostat increased to $590,000 in the third quarter of 2005, an increase of 15% from $513,000 in the second quarter. “The results of our Pocket Protector clinical study presented at the TCT meeting were favorably received,” commented Mr. Root. “We expect to complete the required statistical analysis on this study and file our PMA Supplement for this new indication of the Flowable by the end of the year.”

        Overall gross margin across all products was 73% in the third quarter, benefiting from the higher gross margins and increasing sales of the D-Stat Dry and Pronto product lines.

        The company also provided an update on its progress in the development and launch of new interventional medical devices. “During the remainder of 2005, we expect to launch the Skyway and TwinPass catheters, two specialty purpose catheters for Interventional cardiology, in addition to the new V3 version of the Pronto,” commented Mr. Root. “For 2006, we have the GuideLiner™, Gopher™, Power Syringe and Micro-Introducer Catheter products all scheduled for launch throughout the year.”

        During the third quarter, the company continued the development and qualification of a new source of thrombin for use in its hemostatic products. “We have finalized our regulatory strategy and completed our initial pilot runs of the thrombin manufacturing process which puts us on track for the approval of the use of the new thrombin in our hemostatic products in early 2007 and the approval to sell Thrombin-VSI into the $250 million annual U.S. thrombin market in 2008,” Mr. Root commented.

        The company also issued guidance for the fourth quarter of 2005 and the year 2006. Net sales for the fourth quarter are expected to increase to between $9.2 million and $9.5 million. Net sales for 2006 are expected to increase to between $44 million and $46 million. Longer term, net sales are expected to continue to increase by at least 30% annually over the next several years. Adjusted net earnings per share (excluding thrombin qualification expenses and stock based compensation expenses, but fully taxed and computed on a fully diluted basis) are expected to be between $0.15 and $0.20 in 2006. “We believe that this strategy of adding a variety of new clinically-based products sold by a focused direct sales force will allow us to achieve our next long term milestone of $100 million in annual sales by 2009,” concluded Mr. Root.

Conference Call & Webcast Information

        Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relation’s portion of our web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Tuesday, November 8 by dialing 1-800-642-1687 and entering conference ID #1185803. A recording of the call will also be archived on the investor relation’s portion of the Company’s web site, www.vascularsolutions.com until Tuesday, November 8. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

	(unaudited)		(unaudited)

Net sales	$8,574	$5,974	$23,927	$15,708
Cost of goods sold	2,330	1,683	6,696	4,702

Gross profit	6,244	4,291	17,231	11,006

Operating expenses:
Research and development	865	746	2,710	2,551
Clinical and regulatory	556	505	1,534	1,391
Sales and marketing	3,566	2,849	10,036	8,279
General and administrative	755	581	2,005	1,598
Thrombin qualification	432	—	1,057	—
Amortization of purchased technology	54	54	163	163

Operating income (loss)	16	(444)	(274)	(2,976)
Interest income	44	7	120	41
Net income (loss)	$60	$(437)	$(154)	$(2,935)

Net income (loss) per share - basic	$0.00	$(0.03)	$(0.01)	$(0.21)

Weighted average shares used in calculating - basic	14,579	14,198	14,478	13,835

Net income (loss) per share - diluted	$0.00	$(0.03)	$(0.01)	$(0.21)

Weighted average shares used in calculating - diluted	15,670	14,198	14,478	13,835

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS

	September 30, 2005	December 31, 2004

	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$6,175	$7,184
Accounts receivable, net	4,643	3,534
Inventories	4,638	3,659
Prepaid expenses	726	588

Total current assets	16,182	14,965
Property and equipment, net	2,238	1,374
Intangible assets	319	483

Total assets	$18,739	$16,822

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$4,489	$3,132
Shareholders’ equity:
Total shareholders’ equity	14,250	13,690

Total liabilities and shareholders’ equity	$18,739	$16,822

Note: Derived from the audited balance sheet at that date.

Use of Non-GAAP Measures

        Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the Company has reported a non-GAAP measure called adjusted net income which excludes certain expenses relating to the qualification of a new supply of thrombin. On October 18, 2004, the Company entered into a supply agreement with Sigma-Aldrich Fine Chemicals for the development, manufacture and supply of bulk thrombin for use in the Company’s hemostatic products. The Company estimates that the development and qualification of this new supply of thrombin will take approximately two years to complete, with estimated expenditures through the end of 2006 expected to be approximately $4.1 million in operating expenses, $2.5 million in inventory purchases (in addition to inventory purchased from the current supplier of thrombin) and $0.8 million in capital equipment purchases. The Company has incurred approximately $1.3 million of the expenses, none of the inventory and $0.6 million of the capital expenditures to date. Management believes that although the qualification expenses are a recurring cost it is useful to exclude them from net income given the short duration of these expenses and the expectation that similar expenses will not need to be incurred for the foreseeable future. Management uses the adjusted net income measure in its internal analysis and review of operational performance. Management includes the thrombin qualification expenses as well as the related inventory and capital equipment purchases in its cash projections. Management believes that this adjusted net income measure provides investors with useful information in comparing the Company’s performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to the qualification of its new thrombin supply. By using this non-GAAP measure management believes that investors get a better picture of the performance of the Company’s underlying business. Management encourages investors to review the Company’s net income prepared in accordance with GAAP to understand the Company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company’s financial results.

About Vascular Solutions

        Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within Interventional radiology and Interventional cardiology. New products introduced since the second half of 2003 include the Vari-Lase® endovenous laser product line for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding, the Pronto™ extraction catheter for the mechanical extraction of soft thrombus and the Langston™ dual lumen catheter for the measurement of aortic stenosis. The Company’s other major products include the Duett™ sealing device to rapidly seal the puncture site following catheterization procedures and the D-Stat® Flowable hemostat for the local management of active bleeding.

        The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2004 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of profitability, exposure to intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

        For further information, connect to www.vascularsolutions.com.

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